Exhibit 99.1

Time Warner Cable Estimates Fourth Quarter 2008 Noncash Impairment Charges

NEW YORK, NY - January 7, 2009 – Time Warner Cable Inc. (NYSE: TWC) expects to incur a noncash impairment charge on certain of its indefinite-lived intangible assets (i.e., its cable franchise rights) in the fourth quarter of 2008.

The Company has disclosed in its recent public filings that the fair values of its cable franchise rights in many of its regions approximated their carrying values. The Company has further stated that any additional declines in value would likely result in cable franchise rights impairment charges. The recent decline (particularly during the second half of 2008) in the Company’s stock price is indicative of a significant decrease in the value of its cable franchise rights.

In anticipation of Time Warner Inc.’s participation in the 2009 Citigroup Global Entertainment, Media & Telecommunications Conference today, the Company is announcing that it currently expects to report a fourth quarter 2008 noncash pretax impairment charge on its cable franchise rights of approximately $15 billion.

In addition, the Company anticipates incurring a noncash pretax impairment charge of approximately $350 million related to its investment in Clearwire Corporation.

The Company intends to finalize its impairment analyses prior to the release of its 2008 financial results on February 4, 2009.

As a result of these charges, Time Warner Cable now expects to incur a net loss and a Loss per Diluted Share in 2008. Time Warner Cable is not otherwise updating its outlook for Revenues, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow.

Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow

Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. The Company also evaluates the performance of its business using OIBDA excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales (referred to herein as “Adjusted OIBDA”). Management utilizes OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA and Adjusted OIBDA because it believes these measures provide valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA and Adjusted OIBDA are significant measures used in the Company’s annual incentive compensation programs. OIBDA and Adjusted OIBDA also are metrics used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance, and OIBDA is an important measure in the Time Warner reportable segment disclosures. A limitation of OIBDA and Adjusted OIBDA, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales or any impairment charge related to goodwill, intangible assets and fixed assets. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of these measures is that they do not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA and Adjusted OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.

Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.

OIBDA, Adjusted OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.

About Time Warner Cable

Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of September 30, 2008, Time Warner Cable served approximately 14.7 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 34.2 million revenue generating units.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, the planned separation from

Time Warner Inc., and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey	(212) 364-8218
	Laraine Mancini	(212) 364-8202

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